STRATEGIC CAPITAL RESOURCES, INC.
                                     f/k/a
                              JJFN SERVICES, INC.
                           2500 Military Trial North
                                   Suite 260
                           Boca Raton, Florida 33431
                                 (561) 995-0043



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                               DECEMBER 15, 1998


                             To the Shareholders of
                       Strategic Capital Resources, Inc.

        Please take notice that the Annual Meeting of Shareholders of Strategic Capital Resources, Inc. will be held on December 15, 1998, at 9:00 a.m., at The Sheraton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, to consider and vote on the following matters:

1. To elect a board of nine directors who will serve until the next annual meeting of shareholders following their election or until their successors are elected and qualified.

2. To approve the appointment of Horton & Company, LLC. as the Corporation's independent auditors for the current fiscal year ended June 30, 1999.

3. To ratify the amendment to the Certificate of Incorporation to change the name of the Corporation to Strategic Capital Resources, Inc. and reducing the authorized but unissued common and preferred stock.

4. To ratify the Corporation's Equity Incentive Plans.

5. To transact any other business that may properly come before the meeting or any adjournment thereof.

November 6, 1998 has been fixed as the record date of the shareholders entitled to vote at the meeting and only holders of shares of Common Stock of record at the close of business on that day will be entitled to vote. The stock transfer books will not be closed.

All shareholders are cordially invited to attend the meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                Samuel G. Weiss, Secretary

Boca Raton, Florida
November 20, 1998


                       STRATEGIC CAPITAL RESOURCES, INC.
                                     f/k/a
                              JJFN SERVICES, INC.
                           2500 Military Trial North
                                   Suite 260
                           Boca Raton, Florida 33432
                                 (561) 995-0043



                             INFORMATION STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               DECEMBER 15, 1998



                                  Introduction


              WE ARE NOT ASKING YOU FOR A PROXY AND YOUR ARE BEING
                       REQUESTED NOT TO SEND US A PROXY.


This Information Statement is furnished by the Board of Directors of Strategic Capital Resources, Inc. (the "Company") for its Annual Meeting of
Shareholders to be held on Tuesday, December 15, 1998 at 9:00 a.m. at The Sheraton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, and at any adjournment thereof.

        The Board of Directors of the Company has fixed the close of business on November 6, 1998 as the record date for determining the holders of outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 17,012,005 shares of common stock issued and 15,904,085 shares of common stock outstanding. Each share of common stock is entitled to one vote at the meeting. The Notice of Annual Meeting and this Information Statement are first being mailed to shareholders of the Company on or about November 20, 1998.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's common stock as of November 6, 1998, by (i) each person known to the Company to own beneficially more than 5% of its common stock,
(ii) each director and nominee for director of the Company, (iii) each officer named in the executive compensation table of this information statement, and (iv) all directors and officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                          Amount and Nature
                                           of Beneficial              Percent
Name and Address of Beneficial Owner        Ownership(1)              of Class
Directors and Officers

David Miller                                  6,184,368**               36.4%
        3565 NW 61st Circle
        Boca Raton, FL 33496

Samuel G. Weiss                                 154,165                  0.9%
        30 Main Street
        Port Washington, NY 11050

Ralph Wilson                                    157,500                  0.9%
        7 Ensign Lane
        Massapequa, NY 11758

Joan Kushay                                     154,200                  0.9%
        618 Cypress Green Circle
        Wellington, FL 33414

Gerald Mylroie                                    -0-  *
        18 Highway Avenue
        Old Greenwich, CT 06870

Kenneth MacKenzie                                 -0-
        112 South Federal Hwy
        Suite 5, Box 757
        Boynton Beach, FL 33425

John Kushay                                       -0-
        618 Cypress Green Circle
        Wellington, FL 33414

Geoffrey Winters                                  -0-
        70 Seaview Avenue
        Stamford, CT 06902

John H. Roach, Jr.                                -0-
        16 Oakwood Lane
        Greenwich, CT 06830

Don Lederman                                      -0-
        1166 NW 108th Terrace
        Plantation, FL 33322


Richard K. LeBlond, III                           -0-
        1364 Lexington Avenue, 2N
        New York, NY 10128

All Officers and Directors
as a group (11 persons)                       6,650,233                 39.10%


* Effective January 1, 1999 Gerald Mylroie will become a Director and President of the Company.

**Includes 1,050,00 of shares owned by Lite 'N Low, Inc. and 1,050,000 of shares owned by Priority Capital Corp.

Other 5% Shareholders


Libo Fineberg Trustee                         1,250,000                  7.3%
Helen Miller Irrevocable Trust
        3500 Gateway Drive
        Pompano Beach, FL 33069

Rita Miller                                   1,333,500                  7.8%
        3565 NW 61st  Circle
        Boca Raton, FL 33496

Scott Miller                                  1,333,500                  7.8%
        3565 NW 61st Circle
        Boca Raton, FL 33496



EXECUTIVE COMPENSATION


                                        Fiscal Year     Fiscal Year
                                           Ended           Ended          All
                                          6/30/98         6/30/98        Other
                                           Salary           Bonus

David Miller                              $247,500        $19,038         (1)


(1) The value of perquisites and other personal benefits received by fiscal year did not exceed $10,000.


        The following table provides information with respect the value of Mr. Miller's unexercised options at June 30, 1998.


             Number of Securities                      Value of Unexercised
            Underlying Unexercised                     In-the-money Options
            Options at Fiscal Year-end    Exercise    at Fiscal Year-end ($)(1)
Name     (Exercisable)  (Not exercisable)   Price  (Exercisable) (Unexercisable)
         -------------  ----------------- -------- ------------- ---------------
David Miller
            100,000              0         $.125     $6,500.00           0
            200,000        200,000         $.25            $-0-          0
            200,000        200,000         $.14            $-0-          0
            200,000        200,000         $.20            $-0-          0

(1) The bid price of the Company's common stock on June 30, 1998 on OTCBB was $.19.

                OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR


        The following table provides information on options granted for the fiscal year ended June 30, 1998 and subsequent to that date to officers and directors of the Company. No options were exercised during that period.

                        Number of
                        Securities      Percent of
                        Underlying      Total Options   Exercise
                        Options         Granted to      Price
                        Granted         Employees       Per Share    Expiration
                          #(1)            (%)(2)        ($/sh)(3)        Date

David Miller            200,000         13%             $.14         12/23/2002
                        200,000         13%             $.20          8/14/2003

Samuel G. Weiss         100,000         7%              $.14         12/23/2002
                        100,000         7%              $.20          8/14/2003

Joan E. Kushay          100,000         7%              $.14         12/23/2002
                        100,000         7%              $.20          8/14/2003

John Kushay             100,000         7%              $.14         12/23/2002
                        100,000         7%              $.20          8/14/2003

Ralph Wilson             50,000         3%              $.14         12/23/2002
                         50,000         3%              $.20          8/14/2003

Kenneth MacKenzie        50,000         3%              $.14         12/23/2002
                         50,000         3%              $.20          8/14/2003

Don Lederman            100,000         7%              $.14         12/23/2002
                        100,000         7%              $.20          8/14/2003

Richard K. LeBlond, III 100,000         7%              $.20          8/14/2003


(1) Such options become exercisable after thirteen (13) months for a five-year period from the date of grant.

(2) The Company granted options representing 1,500,000 shares to employees from July 1, 1997 to date.




PROPOSAL 1:     ELECTION OF DIRECTORS

        At the meeting, nine directors are to be elected, each director to hold office until the next annual meeting of shareholders or until their successor is elected and qualified. The person's names in the accompanying information statement have been designated by the Board of Directors and unless authority is withheld, they intend to vote for the election of the nominees named below to the Board of Directors. Although the Board of Directors does not contemplate that any of the nominees will become unavailable for election, if such situation arises prior to the Annual Meeting, the persons named in the enclosed information statement will note for the election of such other person(s) as may be nominated by the Board of Directors or the Board may be reduced accordingly

Nominees for Election at the 1998 Annual Meeting.

        Certain information concerning the nominees is set forth below.

                                                                       Director
Name                    Position                        Age             Since

David Miller            Chairman of the Board
                        Director                        53              1997

Samuel G. Weiss(2)(4)   Interim President, Secretary
                        Counsel and Director            49              1995

Joan E. Kushay(2)       Assistant Secretary/
                        Vice President, and
                        Director                        37              1995

John P. Kushay(1)       Vice President, Chief
                        Financial Officer,
                        Treasurer and Director  38                      1996

Ralph Wilson(2)(1)      Director                        67              1995

Kenneth MacKenzie(1)    Director                        64              1996

Geoffrey Winters        Director                        55              1998

John H. Roach, Jr.      Director                        57              1998

Gerald Mylroie(3)       President and Director          53                --

(1) Member of the Audit Committee
(2) Member of the Compensation and Incentive Committee.
(3) Mr. Mylroie's election will be effective January 1, 1999.
(4) President until January 1, 1999.

David Miller was appointed Chairman of the Board on July 29, 1997. Prior to that time, Mr. Miller had been engaged as a Strategic Consultant to the Company since its organization. Prior to his consulting engagement, Mr. Miller has been a strategic consultant to several companies, including Antares Resources Corporation, since 1992, and Priority Capital Corporation since 1993. Since 1994, Mr. Miller has served as Chairman of the Board of Lite 'N Low, Inc., a holding company no longer actively engaged in business.

Samuel G. Weiss, President, Secretary, General Counsel and Director, has been an executive officer of the Company since its organization. Effective May 1997, Mr. Weiss was elected President. Since 1974, Mr. Weiss has been engaged in the practice of law in the State of New York. Mr. Weiss also served as Secretary, General Counsel, and Director of Antares Resources Corporation from June 1993 to December 1996.

John P. Kushay was appointed Treasurer and Chief Financial Officer in June 1996. Mr. Kushay was elected a Director of the Company in June 1996. In May 1997, Mr. Kushay was appointed Vice President. Prior to joining the Company, Mr. Kushay had been Controller of International Operations at Xpedite Systems, Inc. from February 1994 through March 1996. From May 1990 to February 1994, he was controller at Tamco Systems, Inc.

Richard K. LeBlond, III, was appointed Senior Vice President in June 1998. Prior to joining the Company Mr. LeBlond was the Vice President for Strategy and Business Development at the Avon Group, Inc., an insurance brokerage concern, where he concentrated on credit related surety products, since February 1997. From January 1990 to January 1997, Mr. LeBlond was a self-employed sales, marketing and business development consultant, specializing in media and communications business concerns. His services included strategic business plan development, identification of business prospects and sales strategy development.

Don Lederman, was appointed Vice President, Sales and Marketing in November
1996.   Prior to joining the Company, Mr. Lederman had been Director - Sales and Marketing at K. Hovnanian Companies of Florida since July 1993. From September 1988 to July 1993, he was Project and Sales Manager at Kennedy Properties, Ltd. He has over 14 years experience in the sales and marketing of new homes, product design, community and land planning.

Joan E. Kushay, Assistant Secretary and Director, has held these positions since the Company's organization. From June 1994 to November 1995, she was employed as an executive assistant at XYZ Cleaning Contractors in Garden
City, New York. From February, 1994 through June, 1994, Ms. Kushay was employed by Arrow Electronics Inc. of Melville, New York in shareholder and investor relations and, from July 1988 to January, 1994 by Action Staffing Inc. a publicly held corporation located in Tampa, Florida, as Executive Assistant to the Chairman. Ms. Kushay was also Assistant Secretary and Director of Antares Resources Corporation from December 1994 to December 1996.

Ralph Wilson, Director, has held that position since the Company's organization. From October 1990, through February 1995, Mr. Wilson was President of Antares Resources Corporation and served as a director of the
Company from December 1994, to December 1996.   In addition, since 1971 Mr.
Wilson has been a principal officer of Comet Electronics Corp., a privately owned manufacturer of subassemblies in Farmingdale, New York. Mr. Wilson devotes only such time as is necessary to the business of the Company.


Kenneth MacKenzie, was elected a Director of the Company in November 1996. From 1985 to 1996, Mr. MacKenzie served as co-executive director of The Institute of Business Appraisers, Inc. and President of Southeast Business Investment Corp. of Boynton Beach, Florida. In January 1997, Mr. MacKenzie found Southeast Business Appraisal Corporation, which specializes in appraisals and valuations of businesses. Mr. MacKenize devotes only such time as in necessary to the business of the Company.

Geoffrey J. Winters, has been the Chairman and Chief Executive Officer of NorthStar Capital Corp. since 1994. Prior to joining NorthStar Capital Corp., Mr. Winters was Managing Director of Gruntal & Co. from 1991 to 1994,
Managing Director and Head of Capital Markets for Laidlaw & Co. from 1985 to 1991; Managing Director of Paine Webber form 1982 to 1985; and Managing Director of Lehman Brothers from 1972 to 1982. Mr. Winters majored in Economics at George Washington University and studied separately at the Sorbonne. He served in the U.S. Marine Corps.

Gerald Mylroie, has been the Real Estate Asset Manager for Warburg Dillon Read from 1993 to the present. Prior to Mr. Mylroie was Senior Vice President, Director Portfolio/Asset Management for The O'Connor Group from 1990 to 1992, Senior Vice President, Corporate Director Management Services Group for Cushman & Wakefield from 1986 to 1990, Vice President, Head of Occupancy Planning and Acquisitions for First National Bank of Chicago and First
Chicago Building Corporation from 1982 to 1986, Special assignment to improve and reduce estate planning for U.S. President's office of Management and Budget from 1979 to 1980.

John H. Roach, Jr. has been the Senior Managing Director for Reliance National from March, 1998 to present, Senior Managing Director, Client Management and Marketing for American International Group, AIG Risk Finance from 1995 to 1997, Vice Chairman and Senior Managing Director for Geneva Companies: Geneva Financial Corporation from 1992 to 1995, Managing Director; Head of Corporate Finance Client Management and Loan Products for Chemical Bank from 1964 to 1992.

Board and Committee Activity; Structure and Compensation

        The Company's operations are managed under the board supervision of the Board of Directors, which has the ultimate responsibility for the establishment and implementation the Company's general operating philosophy, objectives, goals and policies.

        During fiscal 1998, the Board of Directors had a total of five meetings. The directors attended all of the meetings of the Board of Directors and meetings of each of the Committees on which they served.

        The Company has established a policy that a portion of the non-employee directors remuneration should be paid by granting non-qualified stock options in accordance with the Company's Amended and Restated 1998 Equity Incentive Plan, subject to ratification of stockholder approval of certain amendments to such Plan. In fiscal 1998 each director who is not an employee was paid a fee of $750.00. All out of pocket expenses were
reimbursed.   Subject to shareholder ratification, each non employee director have been granted stock options representing 100,000 shares of the Company's Common Stock.

During fiscal 1998, the Board of Directors had the following committees:

        The Audit Committee is composed of John Kushay, Kenneth MacKenzie and Ralph Wilson. The function of the Audit Committee is to review the Company's internal controls; it's financial reporting and the scope and results of the audit engagement. It meets with appropriate Company financial personnel and independent public accountants in connection with these reviews. The Committee also recommends to the Board the appointment of the independent public accountants, who have access to the Committee at any time. In fiscal 1998, one Audit Committee meeting was held.

        The Compensation and Incentive Committee is composed of Ralph Wilson, Samuel G. Weiss and Joan Kushay. The function of this Committee is to establish the amount and form of compensation awarded to Executive Officers, including salary, bonuses and stock option awards of the Company and to administer the Company's Equity Incentive Plan. In fiscal 1998 one Committee meeting were held.

        The Board of Directors does not have a nominating committee.


PROPOSAL 2:     APPOINTMENT OF HORTON & COMPANY, LLC AS THE
                COMPANY'S INDEPENDENT AUDITOR

        The Board of Directors has recommended the appointment of Horton & Company, LLC. as independent auditors for the Company for the fiscal year ending June 30, 1999. Horton & Company, LLC acted in the same capacity in the prior fiscal year.

        A representative of the accounting firm is expected to be present at the Annual Meeting of Shareholders. If a representative is present, they will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSAL 3:     RATIFICATION OF THE ADOPTION OF THE 1997 EQUITY
                INCENTIVE PLANS I AND II AND 1998 EQUITY INCENTIVE PLAN.

        The Company's Equity Incentive Plans I and II and 1998 Equity Incentive Plan (the "Plans") provide inter alia for the grant of incentive stock options ("ISO's") qualifying under the Internal Revenue Code, the grant of nonqualified stock options ("NSO's"), and the grant of awards of stock appreciation rights, stock options, restricted stock or performance units ("Awards") to officers, employees and consultants of the Company and its affiliates. The purpose of the Plans is to aid the Company in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth, to offer such personnel additional incentives to put forth maximum efforts for the success of the business and to afford them opportunities to obtain or increase a proprietary interest in the Company on a favorable basis and, thereby, to have an opportunity to share in its success.

        Each Plan will expire ten years from its effective date as specified by the Board of Directors at the time the Plan is approved (except as to options outstanding at that time). The Board may amend, alter or terminate any Plan in any respect at any time, except that no amendment, alteration or termination shall be made which would (i) impair the rights of an optionee under a stock option, stock appreciation right, restricted stock award or performance unit award therefore granted without such optionee's consent, or
(ii) disqualify the Plans from the exemption provided by Rule 16b-3 of the Securities Exchange Act of 1934, and further, no material amendment shall be made without the prior approval of the Company's shareholders to the extent such approval is required by law or agreement.

        The Plans are administered by the Compensation and Incentive Committee of the Board of the Board of Directors (the "Committee"). The Committee has substantial discretion pursuant to the Plan to determined the persons to who ISO's, NSO's and Awards may be granted or authorized and also to determine the amounts, time price (provided that the exercise price per share shall not be less than the fair market value of the Common Stock on the date of grant), exercise terms and restrictions imposed in connection with each individual grant. ISO's, NSO's and Awards may be granted to any employee (which may include officers and directors who are also employees) or consultant of the Company or its subsidiaries. No stock option shall be exercisable more than ten years after the date such option is granted. Options may expire earlier as determined by the Committee and the Committee may determine vesting provisions in its discretion.

        Stock appreciation rights may be granted in conjunction with all or part of any stock options granted under the Plan or alone and unrelated to an option grant at the discretion of the Committee. Shares of restricted stock and performance units may be awarded either alone or in addition to other Awards granted under the Plan at the discretion of the Committee.

        If an optionee ceases to be an employee of the Company or of a subsidiary other than by reason of death, disability or retirement, any stock option held by him shall terminate on the date of termination of his employment in the case of voluntary termination, and shall terminate three months after the termination of his employment in the case of involuntary termination of employment (but not later than its specified expiration date).
 In the case of death, any stock option held by an optionee may be exercised by his estate, personal representative or beneficiary at any time prior to the earlier of the specified expiration date of the stock option or one year from the date of the optionee's death. If an optionee's employment is terminated by reason of disability or retirement, the optionee may exercise any stock options held by him at any time prior to the earlier of the specified expiration date of the stock option or three years from the date of termination of employment.

        Options are, in general, non-assignable. The options carry certain anti-dilution provisions concerning stock dividends, stock splits, consolidations, mergers, recapitalizations and reorganizations. Generally, under applicable provisions of the Internal Revenue Code, the amount of profit realized by an optionee upon exercise of stock option is taxed as ordinary income to the optionee in the year of exercise. The Company is entitled to a compensation deduction in the same amount in the same year.

        An optionee who holds the stock received upon exercise of a stock option for at least two years from the date the option was granted and at least one year form the receipt of the stock upon exercise generally pays not tax until to stock is sold, at which time any profit or loss realized is long-term capital gain or loss, as the case may be, and the Company is not entitled to a corresponding tax deduction at any time. The spread at exercise of a stock option is effectively treated as a tax performance item in the exercise year for purposes of calculating the optionee's alternative minimum tax.

        As optionee who sells the stock received upon exercise of a stock option within two years after the option was granted or within one year of receipt of the shares upon exercise is taxed on the profit up to the date of exercise (which is ordinary income) and the Company is entitled to a corresponding tax deduction; the income and deduction items are recognized by the optionee and the Company, respectively, in the year to stock is sold. Appreciation or depreciation after the date of exercise is taxable to the optionee as capital gain or loss, respectively, and is nondeductible by the Company.

        The Company may be required to withhold tax on the amount of the income recognized by the optionee upon exercise of an option and upon transfer of stock received upon exercise of an option.

        The Committee has approved the issuance of options under the Plans to executive officers and directors of the Company. These Options now cover a total of 2,475,000 shares of common stock; a list of the options granted since July 1, 1997, showing the number of shares subject to each such option is shown above. None of these options has been exercised.

        Ratification of the Plans require a majority shareholder approval. If the shareholders ratify the Plans by a majority vote at the Annual Meeting, all previously granted options will be ratified.

PROPOSAL 4:     RATIFICATION OF CORPORATE NAME CHANGE AND
                REDUCTION OF AUTHORIZED BUT UNISSUED SHARES OF
                COMMON AND PREFERRED STOCK.


        On October 16, 1998, the Board of Directors and a majority of shareholders, acting by written consent, approved an amendment of the Company's Certificate of Incorporation changing its name to Strategic Capital Resources, Inc. and reducing its authorized common stock from 50 million to 25 million shares and its authorized preferred stock from 25 million to 5 million shares.

        The Board views the former name of the Company, JJFN Services, Inc., as not descriptive of the business in which the Company is engaged. The new name will convey to the market a better sense of the Company's business - which is providing essential capital resources to the home building industry. Management believes that changing the Company's name to better reflect its activities will improve its visibility in the construction and real estate sector and should prove beneficial.

        The Board believes that the reduction in the Company's authorized capital stock more accurately reflects the actual number of shares outstanding and likely to be outstanding. This should help to dispel any fear that the shareholders' position in the Company will be subject to excessive dilution in the future.

        The Board now wishes the shareholders to ratify this amendment at the Annual Meeting. A vote of a majority of all shares outstanding is required for ratification. The management intends to vote its shares (now amounting to over one-half of the total shares outstanding) in favor of ratification.

Other Matters

        The Company knows of no other business to be presented at the meeting. The Annual Report to Shareholders for the fiscal year ended June 30, 1998 is included with this Information Statement and is being provided to each shareholder entitled to vote at the Annual Meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Samuel G. Weiss, Secretary

Dated:  November 20, 1998.